Exhibit 10.12
IINV.SPV.FL

[to be typed on the headed notepaper of
Santander Corporate Banking]

To:        ARC EEMTRUK001 LLC
(registered in the state of Delaware) (Borrower)
Address:    2711 Centerville Road
Suite 400
Wilmington
Delaware
19808 USA

Date:    7 June 2013

Dear Sirs

1	Facility
This letter sets out the terms and conditions on which the Lender agrees to make available to the Borrower a term loan facility in an amount not exceeding £4,000,000.

2	Definitions and interpretation
Words and expressions used in this letter are defined in Schedule 1 and this letter shall be construed in accordance with Schedule 1.

3	Purpose

3.1	The Borrower shall apply the Loan towards the purchase of the Property.

3.2	The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this letter.

4	Conditions of utilisation

4.1	The Borrower may not request the Loan unless the Lender has received all of the documents and other evidence listed in Schedule 2, in a form and substance satisfactory to the Lender.

4.2	The Loan shall not be made unless on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the representations and warranties in clause 15 are true.

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4.3	The Loan shall be drawn down as a single advance.

5	Utilisation

5.1	The Borrower may request the Loan by delivering a notice to the Lender not later than 10 am two Business Days prior to the proposed Utilisation Date (or such other period as the Lender may agree).

5.2	That notice is irrevocable and must specify:

(a)	the proposed Utilisation Date (being a Business Day within the Availability Period);

(b)	the amount of the Facility to be drawn (which must not exceed £4,000,000); and

(c)	the account to which the Loan should be credited.

6	Repayment

6.1	The Borrower shall repay the Loan in full (together with all other sums outstanding to the Lender under this letter) on or before the Final Repayment Date.

6.2	The Borrower may not reborrow any part of the Facility which is repaid.

7	Illegality, prepayment and cancellation

7.1	If it becomes unlawful for the Lender to perform any of its obligations under this letter or to fund the Loan:

(a)	on the Lender notifying the Borrower in writing, the Facility will be immediately cancelled; and

(b)	the Borrower shall repay the Loan on the date specified by the Lender (being no earlier than the last day of any applicable grace period permitted by law).

7.2
The Borrower may, if it gives the Lender not less than 5 Business Day's prior written notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount and an integral multiple of £100,000).

7.3

(a)	If:

(i)	any sum payable to the Lender by the Borrower is required to be increased under clause 11.1(b); or

(ii)	the Lender claims indemnification from the Borrower under clause 12.1, the Borrower may, whilst the circumstance giving rise to the requirement to pay an increased amount or indemnification continues, give the Lender written notice of its intention to prepay the Loan in full.

(b)	On the date specified by the Borrower in a notice under clause 7.3(a), the Borrower shall repay the Loan in full.

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7.4

(a)	Any notice of prepayment given under this clause 7 shall be irrevocable and shall specify the date on which the relevant prepayment is to be made and the amount of that prepayment.

(b)	Any prepayment under this letter shall be made together with accrued interest on the amount prepaid and any amounts due under clause 13.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan except at the times and in the manner expressly provided for in this letter.

8	Interest
8.1

(a)	Interest shall accrue on the Loan for each applicable Interest Period at the percentage rate per annum which is the aggregate of:

(i)	the Margin;

(ii)	LIBOR; and

(iii)	the Mandatory Cost.

(b)	The Borrower shall pay accrued interest on the Loan on each Interest Payment Date.

(c)	The Lender shall notify the Borrower of the determination of a rate of interest under this letter.
8.2

(c)	The first Interest Period for the Loan shall start on the Utilisation Date and end on the first Interest Payment Date thereafter.

(d)	Each subsequent Interest Period shall start on the expiry of the previous Interest Period and end on the next Interest Payment Date.

(e)	No Interest Period for the Loan shall extend beyond the Final Repayment Date.

8.3
If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not).

8.4

(a)
If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, default interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.4(b), is 2 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for

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successive Interest Periods, each of a duration selected by the Lender (acting reasonably). Any interest accruing under this clause 8.4 shall be immediately payable by the Borrower on demand by the Lender.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.5

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for that Interest Period shall be the rate per annum which is the sum of:

(iii)	the Margin;

(iv)
the rate notified to the Borrower by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select; and

(v)	the Mandatory Cost.

(b)	In this letter, Market Disruption Event means that at or about 11 am on the first day of the relevant Interest Period:

(i)	the Screen Rate is not available; and

(ii)
the Lender (acting reasonably) determines that, by reasons of circumstances affecting the London Interbank Market generally, adequate and fair means do not existing for ascertaining LIBOR for that Interest Period.

(c)
If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than 20 Business Days) with a view to agreeing a substitute basis for determining the rate of interest.

8.6
The Borrower shall ensure that, no later than 1 Business Day after the Utilisation Date, Hedging Arrangements are in place (in a form acceptable to the Lender) in respect of not less than 100% of the Loan and that such Hedging Arrangements are maintained for the term of the Facility. The Borrower shall provide the Lender with all such information as the Lender may reasonably request from time to time in relation to the Hedging Arrangements.

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9	Bank accounts

9.1
The Borrower shall maintain with the Lender, a current account in the name of the Borrower designated as "Rent Account" and shall not, without the prior written consent of the Lender (such consent not to be unreasonably withheld, delayed or conditioned), maintain any other bank account, save that the Borrower shall be permitted to open and maintain other bank accounts with the Lender that are required to be held pursuant to any additional facility arrangement entered into between the Borrower and the Lender.

9.2	The Borrower shall procure that all Net Rental Income and all other amounts received by the Managing Agent are paid into the Rent Account in cleared funds on or before each Interest Payment Date.

9.3
If, notwithstanding clause 9.2, the Borrower receives any amount otherwise than by credit to the Rent Account or through the Lender, the Borrower shall pay that amount into the Rent Account or to the Lender immediately on receipt and shall, in the meantime, hold that payment subject to the security created by the Finance Documents.

9.4	If the Rent Account is maintained with the Lender:

(d)
subject to clause 9.4(b) and to the requirement that any amounts paid into the Rent Account for a particular purpose must be used for that purpose, the Borrower shall have signing rights in relation to the Rent Account and may withdraw any amount from the Rent Account for any purpose;

(e)	while a Default is continuing, only the Lender may withdraw sums from the Rent Account;

(f)	the Lender may, at any time, apply any monies standing to the credit of the Rent Account in or towards payment of any amount then due and payable to it but unpaid under the Finance Documents;

(g)
the Lender shall not be responsible to the Borrower for any non-payment of any liability of the Borrower which could be paid out of moneys standing to the credit of the Rent Account. The Lender shall not be liable to the Borrower for any withdrawal wrongly made if made in good faith; and

(h)	the Lender may delegate its powers of withdrawal under this clause 9 to any administrator, receiver and/or manager.

9.5
The Lender shall, provided that no Event of Default has occurred that is continuing, permit the Borrower to transfer the sum of £80,000 (plus accrued interest on such principal amount) from the Charged Account to the Rent Account on each of the six Interest Payment Dates immediately following the Utilisation Date.

10	Fees
The Borrower shall pay to the Lender a non-refundable arrangement fee of £40,000 on the     Utilisation Date.

11	Tax gross up and indemnities
11.1

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(d)	The Borrower shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(e)
If a Tax Deduction is required by law to be made by the Borrower the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

11.2
The Borrower shall pay, and, on demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to, all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

11.3
All amounts payable under a Finance Document by the Borrower shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Borrower shall pay to the Lender (in addition to and at the same time as paying such amount) an amount equal to the amount of the VAT.

11.4	Subject to clause 11.6 below, each of the Borrower and the Lender shall, within ten Business Days of a reasonable request by the other party:

(a)	confirm to the other whether it is:
(A)    a FATCA Exempt Party; or
(B)    not a FATCA Exempt Party; and

(b)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party's compliance with FATCA.

11.5
If a Party confirms to the other pursuant to 11.4(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

11.6	Clause 11.4 above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

11.7
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 11.4 above (including, for the avoidance of doubt, where clause 11.6) above applies), then:

(a)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

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(b)
if that Party failed to confirm its applicable "passthru payment percentage" then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

11.8
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

11.9
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment.

12	Increased Costs
12.1

(i)
Subject to clause 12.2, the Borrower shall, on demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this letter.

(j)	In this letter, Increased Costs means:

(i)	a reduction in the rate of return from the Facility or on the Lender's overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by the Lender to the extent that it is attributable to the Lender having entered into the Facility or funding or performing its obligations under any Finance Document.

12.2	Clause 12.1 does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by the Borrower;

(b)	compensated for by the payment of the Mandatory Cost;

(c)	attributable to the wilful breach by the Lender of any law or regulation; or

(d)	attributable to a FATCA Deduction required to be made by the Borrower.

13	Other indemnities

13.1	The Borrower shall, within 3 Business Days of written demand, indemnify the Lender against any cost, loss or liability incurred by it as a result of:

(e)	the occurrence of any Event of Default; or

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(f)
the Loan not being advanced on, or being advanced on a date other than, the Utilisation Date specified in any notice delivered pursuant to clause 5.1 other than as a result of a breach by the Lender of its obligations under this letter.

13.2
The Borrower shall, on demand by the Lender, pay to the Lender the LIBOR Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

13.3	The Lender shall within three Business Days of certification by the Lender, pay to the Rent Account any LIBOR Break Gain.

14	Costs and expenses

14.1
The Borrower shall pay to the Lender within 3 Business Days of written demand the amount of all costs and expenses (including legal fees and fees in respect of the Valuation) properly incurred by it in connection with:

(c)
the negotiation, preparation and execution of this letter and any document referred to in this letter or a Security Document, subject to an overall limit in the amount of £8,000 plus VAT thereon where applicable and disbursements;

(d)	the preparation of the initial Valuation, subject to an overall limit in the amount of £6,276 (including VAT and disbursements);

(e)	any other Finance Document executed after the Utilisation Date; and

(f)	any amendment, release, waiver or consent requested by the Borrower in relation to a Finance Document.

14.2
The Borrower shall within 3 Business Days of written demand pay to the Lender the amount of all costs and expenses (including legal fees) incurred by the Lender in connection with enforcement of, or the preservation of any rights under, any Finance Document.

15	Representations
The Borrower makes the representations and warranties set out in this clause 15 to the Lender on the date of this letter and on the Utilisation Date.
15.1

(a)	The Borrower is a body corporate, duly incorporated and validly existing under the law of the jurisdiction of its incorporation.

(b)	The Borrower has the power to own its assets and carry on its activities as they are being conducted.

15.2
Each Finance Document is in full force and effect and the obligations expressed to be assumed by the Borrower in each Finance Document to which it is a party are legal, valid, binding and enforceable obligations, subject to the Reservations and any qualification set out in any legal opinion or Report addressed to the Lender in connection with the Finance Documents. The Lender agrees that the Borrower shall not be in breach of this clause 15.2 as a result of the

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Hedging Arrangements being entered into by the Borrower within 1 Business Day of the Utilisation Date in accordance with clause 8.6.

15.3	The entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(c)	any law or regulation applicable to it; or

(d)	its constitutional documents (if any).

15.4
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with any agreement or instrument binding on it or any of its assets nor oblige it to create any Security over any of its assets (other than under a Security Document).

15.5
The Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

15.6	All Authorisations required:

(a)	to enable the Borrower lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which the Borrower is a party admissible in evidence in its Relevant Jurisdictions, have been obtained or effected (as appropriate) and are in full force and effect.

15.7
The choice of governing law of the Finance Documents to which it is a party will be recognised and enforced in the Borrower's Relevant Jurisdictions, subject to the Reservations and any qualification set out in any legal opinion or Report addressed to the Lender in connection with the Finance Documents.

15.8
Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in the Borrower's Relevant Jurisdictions, subject to the Reservations and any qualification set out in any legal opinion or Report addressed to the Lender in connection with the Finance Documents.

15.9	No Event of Default is continuing or is reasonably likely to result from the making of the Loan.

15.10
No litigation, arbitration, administrative or bankruptcy proceedings of or before any court, arbitral body or agency is current or pending or, so far as the Borrower is aware, threatened against it which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

15.11

(a)	In each case save as disclosed in any Certificate of Title:

(i)	the Borrower is the sole legal and beneficial owner of, and has good and marketable title to, the Property subject to no Security;

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(i)	there subsists no breach of any law or regulation which affects or might reasonably be expected to affect the value of the Property;

(ii)	there are no covenants, agreements, stipulations, reservations, conditions, interests, rights or other matters whatsoever which affect the Property;

(ii)	nothing has arisen or has been created or is subsisting which would be an overriding interest over the Property;

(iii)	no facility necessary for the enjoyment and use of the Property is enjoyed on terms entitling any person to terminate or curtail its use; and

(iv)
the Borrower has not received notice of any adverse claim by any person in respect of the ownership of the Property or any interest in it, nor has any acknowledgement been given to any person in respect of the Property.

(b)	Save as disclosed in any Certificate of Title, all deeds and documents necessary to show good and marketable title to the Property are in the possession of, or held to the order of, the Lender.

15.12	The Borrower is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

15.13

(a)
All information supplied by it to the Lender in connection with the Finance Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated.

(b)	All information supplied by or on behalf of the Borrower in connection with the preparation of the Reports was true, complete and accurate in all material respects at the dates supplied.

(c)	All statements of fact in the Reports (other than the Certificate of Title) are true and accurate in all material respects.

(d)
So far as the Borrower is aware (having made due and careful enquiry), no Report (other than the Certificate of Title) is misleading in any material respect and there is no expression of opinion contained in, or any conclusion reached in, any Report (other than the Certificate of Title) which is not fair and reasonable.

(e)
So far as the Borrower is aware (having made due and careful enquiry), nothing has occurred or come to light since the date of any Report (other than the Certificate of Title) which renders any material facts contained in that Report (other than the Certificate of Title) inaccurate or misleading or which makes any of the opinions or conclusions contained in the relevant Report (other than the Certificate of Title) unfair or unreasonable.

(f)	The Borrower has read the Certificate of Title and is not aware of any material omission or inaccuracy in the Certificate of Title.

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15.14	The Repeating Representations are deemed to be repeated by the Borrower on each Interest Payment Date, by reference to the facts and circumstances then existing.

16	Information undertakings
The undertakings in this clause 16 remain in force from the date of this letter for so long as any amount is outstanding under the Finance Documents or the Facility is available for drawing.

16.1
The Borrower shall supply to the Lender as soon as the same become available, but in any event within 270 days after the end of each of its financial years its (unaudited) financial statements for that financial year.

16.2	The Borrower shall procure that each set of financial statements delivered under clause 16.1:

(e)
is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the first set of financial statements provided under clause 16.1; and

(f)	give a true and fair view (if audited) or fairly present (if unaudited) of its financial condition as at the end of, and results of operations for, the period to which they relate.

16.3	The Borrower shall supply to the Lender:

(a)	all documents despatched by the Borrower to its creditors generally, at the same time as they are despatched;

(b)
promptly on becoming aware of them, the details of any litigation, arbitration, administrative or bankruptcy proceedings which are current, threatened or pending against it and which, if adversely determined, are likely to have a Material Adverse Effect;

(c)
immediate notification of any notice received by it under section 146 of the Law of Property Act 1925 or any proceedings commenced or steps taken against it for the forfeiture of any lease under which it holds an interest in the Property;

(d)
(unless otherwise agreed in writing by the Lender) no later than 28 days following the end of each Interest Payment Date, a quarterly monitoring report containing such information in respect of the Property and each Occupational Lease as the Lender shall reasonably require such report to be in a form acceptable to the Lender, but to include, without limitation, the following information:

(iv)	the name of the tenant, or occupier;

(v)	the rent, service charge, VAT and any other payments payable and (separately) paid in that Quarter;

(vi)	details of any rent or service charges arrears;

(vii)	details of any rent review agreed or in progress during that Quarter and any rent review which will fall to be determined in the following Quarter;

(viii)	details of any expiry, termination or surrender or any notice of expiry, termination or surrender given by the tenant;

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(ix)	details of any new lettings and licences proposed;

(x)	details of any new insurance claims and the progress of existing insurance claims;

(xi)	details of any dispute between the Borrower and any tenant or occupier of the Property which, if adversely determined, would have or is reasonably likely to have a Material Adverse Effect;

(xii)	details of any sinking fund in respect of the Property;

(xiii)	details of any proposed disposal of the Property (including negotiations for the grant of any Occupational Lease); and

(xiv)	details of all irrecoverable expenditure incurred or to be incurred by the Borrower in respect of the Property) in excess of £10,000; and

(e)	such further information regarding the business and operations of the Borrower, the Property or the financial condition of the Borrower as the Lender may reasonably request.

16.4	The Borrower shall notify the Lender if any person becomes a member of the Borrower or ceases to be a member of the Borrower.

16.5	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) on becoming aware of its occurrence.

16.6
The Borrower shall supply to the Lender a Compliance Certificate within 28 days of each Interest Payment Date setting out (in reasonable detail) computations as to compliance with the financial covenants set out in clause 17.

17	Financial covenants

17.1	So long as any amount is outstanding under the Finance Documents or the Facility is available for borrowing the Borrower shall ensure that:

(g)	in respect of each Relevant Period, Annual Rent shall be at least 200 per cent of Annual Interest Costs; and

(h)	at all times the Loan shall not exceed 65 per cent of the Market Value of the Property.

17.2
The covenant in clause 17.1(a) shall be tested on each Interest Payment Date. The covenant in clause 17.1(b) shall be tested annually by reference to the then most recent Valuation received by the Lender.

17.3
If, following a Valuation, the Borrower is in breach of clause 17.1(b), the Borrower shall within 20 Business Days of the date on which it is notified by the Lender of the breach, prepay the Loan in an amount sufficient to ensure compliance with clause 17.1(b).

17.4

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(c)	The Borrower shall within 3 Business Days of written demand pay the costs of the initial Valuation supplied under clause 4.1 and any Valuation requested in accordance with clauses 17.4(b) and 17.4(c).

(d)	The Lender may request a Valuation no more than once in each three year period.

(e)	Notwithstanding clause 17.4(b), the Lender may request a Valuation at any time if:

(i)	a Default is outstanding; or

(ii)	subject to clause 17.4(f), a Default is reasonably anticipated at the date of the request; and/or

(iii)	the Borrower proposes to sell or otherwise dispose of all or any part of the Property.

(f)	The Lender may call for a Valuation at any time at its own cost.

(g)	The Borrower shall provide all reasonable assistance to a Valuer to enable it to carry out a Valuation.

(h)
If the Lender requests a Valuation pursuant to clause 17.4(c)(ii) and the Valuation does not reveal the existence of a Default, in the event that the Lender has requested a Valuation more than once pursuant to clause 17.4(b) or 17.4(c) in the previous three years the cost of the Valuation shall be for the Lender's account.

18	General undertakings
The undertakings in this clause 18 remain in force from the date of this letter for so long as any amount is outstanding under the Finance Documents or the Facility is available for borrowing.

18.1	The Borrower will comply with all laws and regulations applicable to it if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

18.2
The Borrower will not, without the prior written consent of the Lender, (whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease or otherwise dispose of any of its Charged Assets or agree to do so.

18.3

(i)	The Borrower shall not create or permit to subsist any Security over any of its assets other than Permitted Security.

(j)
The Borrower shall procure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.4
The Borrower will not, without the prior written consent of the Lender (such consent not to be unreasonably withheld, delayed or conditioned) form or acquire any Subsidiary or subscribe for shares in any company.

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18.5	The Borrower will not incur or permit to be outstanding any Financial Indebtedness, other than:

(a)	amounts due under any Finance Document;

(b)	any other Financial Indebtedness to which the Lender has given its prior written consent;

(c)	Subordinated Loans;

(d)	any other Financial Indebtedness which the Lender has made available to the Borrower; and

(e)	other Financial Indebtedness not exceeding £5,000 in aggregate in any financial year.

18.6	The Borrower will not without the prior written consent of the Lender redesignate all or any part of any member's capital contribution as a loan.

18.7	The Borrower shall not, without the prior written consent of the Lender:

(a)	grant or agree to grant any new Occupational Lease;

(b)	agree to any amendment or waiver or surrender or take any action which may lead to forfeiture in respect of any existing Occupational Lease;

(c)	grant any licence or right to occupy any part of the Property;

(d)
(such consent not to be unreasonably withheld, delayed or conditioned where the Borrower may not unreasonably withhold its consent) consent to any assignment or subletting or sub-lease of any lessee's or tenant's interest under any Occupational Lease; or

(e)	(except where required to do so under the terms of the relevant Occupational Lease) agree to any rent review in respect of any Occupational Lease.
18.8

(c)
The Borrower shall not appoint any Managing Agent of the Property other than Moor Park Capital Partners LLP except with the consent of, and on terms approved by, the Lender (such consent not to be unreasonably withheld, delayed or conditioned).

(d)
The Borrower shall procure that each Managing Agent shall on its appointment enter into a Duty of Care Deed and acknowledge to the Lender that it has notice of the Security created by the Security Documents and that it agrees to pay all Net Rental Income received by it into the Rent Account in cleared funds on or before each Interest Payment Date without withholding, set off or counterclaim.

(e)	The Borrower shall not terminate the appointment of any Managing Agent without the consent of the Lender (such consent not to be unreasonably withheld, delayed or conditioned).

18.9	The Borrower shall not change its accounting reference period without the prior written consent of the Lender (such consent not to be unreasonably withheld, delayed or conditioned).
18.10

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(g)	The Borrower shall effect:

(i)
insurance of its assets in accordance with paragraph 6.14 of the CML Lenders' Handbook save that the insurance shall be for the full reinstatement value of the Property which shall be deemed to be the value of that Property as specified in the most recent Valuation;

(ii)	insurance against acts of terrorism; and

(iii)	insurance against 3 years loss of rent,
all such insurances to be in amount and in a form and with an insurance company or underwriters acceptable to the Lender (acting reasonably).

(h)
The Borrower will procure that the Lender is either joint insured or, if so agreed by the Lender, noted as mortgagee and loss payee on each such insurance policy and that every such policy shall contain:

(i)
a standard mortgagee clause whereby such insurance shall not be vitiated or avoided as against a mortgagee in the event or as a result of any misrepresentation, act or neglect or failure to make disclosure on the part of the insured party or any circumstance beyond the control of the insured party; and

(ii)
terms providing that it shall not be invalidated so far as the Lender is concerned for failure to pay any premium due without the insurer first giving to the Lender not less than 10 Business Days' notice.

(i)
The Borrower will promptly on request supply copies of its Insurances and will notify the Lender of new policies, renewals made and material variations or cancellations of policies made or, to the knowledge of the Borrower, threatened or pending.

(j)	The Borrower shall not do or permit to be done anything which may make void or voidable any of the Insurances.

(k)	The Borrower shall promptly pay all premiums and do all other things necessary to keep all of the Insurances.

(l)	If the Borrower fails to comply with any of the provisions of this clause 18.10, the Lender shall immediately be entitled to effect the Insurances concerned at the expense of the Borrower.

(m)
Subject to clause 18.10(h), the Borrower shall apply all monies received or receivable under any Insurance (other than any insurance in respect of third party liability) towards replacing, restoring or reinstating the relevant asset. Any proceeds of insurance received by the Borrower shall, pending any such replacement, restoration or reinstatement, be credited to the Rent Account.

(n)	To the extent that any Insurance and any Occupational Lease does not restrict the proceeds of insurance under that policy being used to prepay the Loan, the proceeds of insurance shall:

(i)	if at the relevant time an Event of Default has occurred and is continuing; or

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(ii)	at any other time if the Lender requests or requires it in writing, be used to prepay the Loan.

18.11
The Borrower shall use all reasonable endeavours to obtain as soon as practicable from each landlord under any lease pursuant to which the Borrower holds an interest in the Property, an acknowledgement addressed to the Lender confirming that such landlord will provide the Lender with 14 days' prior written notice of its intention to serve a notice under section 146 of the Law of Property Act 1925 or to take any other steps to forfeit or terminate such lease.

19	Events of Default
Each of the events or circumstances set out in this clause 19 is an Event of Default.

19.1
The Borrower does not pay on the due date any amount pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by an administrative or technical error and payment is made within 3 Business Days of its due date.

19.2	Any of the provisions in clauses 8.6, 16, 17.1(a), 17.3, 18.2, 18.3, 18.5, and 18.9 are not complied with.

19.3

(a)	The Borrower does not comply with any provision of the Finance Documents (other than clause 17.1(b) and those provisions referred to in clauses 19.1 and 19.2).

(b)
No Event of Default under clause 19.3(a) will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the Lender giving written notice to the Borrower or the Borrower becoming aware of the failure to comply.

19.4

(f)
Any representation or statement made or deemed to be made by the Borrower in any Finance Document or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(g)
No Event of Default under clause 19.4(a) will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the Lender giving written notice to the Borrower or the Borrower becoming aware of the failure to comply.

19.5
Any Financial Indebtedness of the Borrower (other than any Financial Indebtedness due to the Lender other than pursuant to the Finance Documents) is not paid when due nor within any originally applicable grace period or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

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19.6
Any demand is made by a creditor in respect of any Financial Indebtedness of the Borrower (other than any Financial Indebtedness due to the Lender other than pursuant to the Finance Documents) which is incurred pursuant to an on demand facility (however described).

19.7
The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness (other than any Financial Indebtedness due to the Lender other than pursuant to the Finance Documents).

19.8

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to or with a view to:

(i)
the suspension of payments, a moratorium of any indebtedness of the Borrower (other than any such action taken in respect of any Financial Indebtedness due to the Lender other than pursuant to the Finance Documents);

(ii)	winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower;

(iii)
a composition, assignment or arrangement with any creditor of the Borrower (other than any such action taken in respect of any Financial Indebtedness due to the Lender other than pursuant to the Finance Documents);

(iv)
the appointment of a receiver, administrative receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets (other than any such action taken in respect of any Financial Indebtedness due to the Lender other than pursuant to the Finance Documents);

(v)	the appointment of a liquidator, administrator, administrative receiver or other similar officer in respect of the Borrower; or

(vi)	enforcement of any Security over any assets of the Borrower (other than any such action taken in respect of any Financial Indebtedness due to the Lender other than pursuant to the Finance Documents), or any analogous procedure or step is taken in any jurisdiction.

19.9
Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower and is not discharged within 10 Business Days (other than any such action taken in respect of any Financial Indebtedness due to the Lender other than pursuant to the Finance Documents).

19.10
Any part of the Property is destroyed or is damaged to a material extent such that, taking into account the actually recoverable or recovered proceeds of insurance effected under the Finance Documents, in the opinion of the Lender, the destruction or damage will have a Material Adverse Effect.

19.11	It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

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19.12	All or any part of the Property is compulsorily purchased.

19.13	Any person, other than the Lender, commits any breach of, or omits to observe, any of the obligations expressed to be assumed by such person under the Subordination Deed.

19.14	The entire issued share capital of the Borrower ceases to be legally and beneficially owned by the Shareholder.

19.15	Any event or series of events or any circumstances whether related or not occurs or circumstances arise which has or is reasonably likely to have a Material Adverse Effect.

19.16	On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:

(a)	cancel the Facility, at which time it shall immediately be cancelled; and/or

(b)
declare that all or part of the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Lender, and at any time thereafter the Lender may, without prejudice to its rights under the Security Documents, enforce any or all of the Security Documents.

20	Changes to the parties

20.1	The Lender may:

(k)	assign any of its rights; or

(l)	transfer by novation any of its rights and obligations,
under the Finance Documents to any Qualifying Lender and the Borrower shall promptly take (at the cost of the Lender) all steps necessary or desirable to facilitate any such assignment or transfer.

20.2	The Lender may disclose to any person:

(c)	to (or through) whom the Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this letter;

(d)
with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this letter or the Borrower;

(e)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; or

(f)	who is an Affiliate of the Lender,

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any information about the Borrower and the Finance Documents as the Lender shall consider appropriate provided that, in each case, any person to whom such information is to be given is informed in writing of its confidential nature and (except in the case of 20.2(c) above) gives an appropriate confidentiality undertaking in respect of such information.

20.3	The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

21	Conduct of business by the Lender
No provision of this letter will:

(g)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; or

(h)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any compensation in respect of Tax.

22	Payment mechanics

22.1
On each date on which the Borrower is required to make a payment under a Finance Document, the Borrower shall ensure that the Managing Agent makes the same available to the Lender for value on the due date.

22.2
If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in such order as the Lender shall determine.

22.3	All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set off or counterclaim.

22.4

(f)
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(g)	During any extension of the due date for payment of any principal amount under this letter, interest is payable on that principal amount at the rate payable on the original due date.

22.5
If a change in any currency of the United Kingdom occurs, this letter will, to the extent the Lender (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

(%2)	Set off

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The Lender may set off any matured obligation due from the Borrower under the Finance Documents against any matured obligation owed by the Lender to the Borrower under the Finance Documents, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set off.

23	Security and recourse

23.1	All obligations of the Borrower to the Lender under the Finance Documents will be secured by the Security Documents.

23.2
Notwithstanding anything in this letter or in the Security Documents to the contrary the Lender acknowledges and agrees that all amounts payable or expressed to be payable by the Borrower to the Lender under, or in respect of its obligations and liabilities under, this letter and the Security Documents shall be recoverable only from and to the extent of:

(f)	the Charged Assets; and

(g)	any proceeds of realisation or enforcement of any such Security, and the Borrower shall not be personally liable for such amounts (and the Lender on behalf of itself and any parties claiming through it (whether by assignment, novation, subrogation, reimbursement or otherwise) waives all rights against the Borrower personally in respect of such amounts).

24	Notices

24.1	Any communication to be made under or in connection with this letter shall be made in writing and, unless otherwise stated, may be made by fax or letter.

24.2
The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this letter is:

(h)	in the case of the Borrower: Moor Park Capital Partners LLP
Address:    York House
45 Seymour Street
London
W1H 7JT
Fax number:    +44 (0) 207 152 1153
Attention:    Graydon Butler; and

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(i)	in the case of the Lender:

Address:	Santander UK plc 298 Deansgate Manchester M3 4HH
Fax number:    0161 953 3517
Attention:    Commercial Property Administration Manager,
or any substitute address, fax number or department or officer as either party may notify to the other by not less than 5 Business Days' notice.
24.3

(b)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or 5 days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 24.2, if addressed to that department or officer.

(c)
Any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender and then only if it is expressly marked for the attention of the department or officer identified above (or any substitute department or officer as the Lender shall specify for this purpose).

(d)
Where the Borrower's registered office is outside the United Kingdom then without prejudice to any other mode of service allowed under any relevant law, it irrevocably appoints Moor Park Capital Partners LLP as its agent for service of notices and all other communications in relation to the Finance Documents (including process in relation to any proceedings before the English courts in connection with any Finance Document).

(e)
If any person appointed as an agent for service is unable for any reason to act as agent the Borrower must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

25	Calculations and certificates

25.1
In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, in the absence of manifest error, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

25.2	Any certification or determination by the Lender under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3	Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days.

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26	Partial invalidity
If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

27	Remedies and waivers
No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy available to it under the Finance Documents or otherwise shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

28	Third parties

28.1
Unless expressly provided to the contrary in this letter, a person who is not a party to this letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this letter.

28.2	The consent of any person who is not a party to this letter is not required to rescind or vary this letter or any other agreement entered into in connection with it.

29	Publicity
The Borrower agrees that the Lender may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), publicise details of the Facility.

30	Inconsistency with Security Documents

30.1
To the extent that there is any inconsistency between the terms of any Security Documents and the terms of this letter, then until such time as all liabilities and obligations of the Borrower under this letter are repaid and discharged in full, the terms of this letter shall prevail.

31	Governing law

31.1
This letter shall be governed by, and construed in accordance with, English law and all claims and disputes between the parties arising out of or in connection with this letter (whether or not contractual in nature) shall be determined in accordance with English law.

31.2
If in any court either party argues that a court other than the courts of England and Wales has jurisdiction to determine any dispute or difference between the parties arising out of or in connection with this letter that issue shall be determined in accordance with English law and each party irrevocably and unconditionally waives any right it might otherwise have to rely upon the law of the forum or any other law.

32	Submission to jurisdiction

32.1
For the benefit of the Lender, the Borrower submits to the exclusive jurisdiction of the courts of England and Wales in relation to all claims, disputes, differences or other matters arising out of or in connection with this letter provided that nothing in this clause shall prevent the Lender in

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its sole and unfettered discretion, from commencing proceedings against the Borrower in any court of competent jurisdiction.

32.2	The Borrower irrevocably waives any right that it may have:

(a)
to object on any ground to an action being brought in the courts of England and Wales, to claim that the action brought in the courts of England and Wales has been brought in an inconvenient forum, or to claim that the courts of England and Wales do not have jurisdiction; or

(b)	to oppose the enforcement of any judgment of any court of England and Wales.

33	Acceptance

33.1	The offer contained in this letter shall be open for acceptance for 20 Business Days following the date of this letter.

33.2	Please indicate your acceptance of the terms set out in this letter by signing and returning to us the enclosed copy of this letter.
Yours faithfully
/s/ Steve Rees
For and on behalf of Santander UK plc

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We acknowledge receipt of the facility letter of which this is a copy. We accept the terms set out in that letter.

Signed by:     /s/ Jesse C. Galloway_
Authorised Signatory

on behalf of:     ARC EEMTRUK001 LLC a Delaware limited liability company

Date:         7 June 2013

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Schedule 1
Definitions and construction
Affiliate means in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company
Annual Interest Costs means, in relation to any Relevant Period, the amount determined by the Lender to be the aggregate amount of interest, commission and similar amounts payable by the Borrower under clause 8 during that Relevant Period
Annual Rent means, in relation to any Relevant Period, the amount determined by the Lender to be the aggregate Rental Income received by or on behalf of the Borrower in respect of the Property during that Relevant Period provided that, in respect of any Relevant Period ending on or before 30 April 2014, Annual Rent shall include such sums that have been transferred to the Rent Account from the Charged Account in accordance with clause 9.5
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing or registration
Availability Period means the period of 20 Business Days from and including the date of this letter
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London
Certificate of Title means a certificate prepared by the Lender's lawyers, in form and substance satisfactory to the Lender, relating to the Borrower's title to the Property
Charged Account means the Security Account as defined in the Charge over Deposit
Charged Assets means the undertaking, property and assets of the Borrower which are subject to Security created by the Security Documents in favour of the Lender
Charge Over Deposit means the charge entered into or to be entered into by the Borrower in favour of the Lender over the Deposit
CML Lenders' Handbook means the Council of Mortgage Lenders Lenders' Handbook for England and Wales for the time being, a copy of the latest edition of which is available at www.cml.org.uk
Code means the US Internal Revenue Code of 1986
Compliance Certificate means a certificate signed by a special member of the Borrower and substantially in the form set out in Schedule 3
Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default
Deposit means an amount of £480,000 standing to the credit of the Charged Account and charged in favour of the Lender pursuant to the Charge Over Deposit

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Duty of Care Deed means the deed executed or to be executed by each of the Borrower, the Lender and a Managing Agent
Event of Default means any event or circumstance specified as such in clause 19
Facility means the term loan facility made available under this letter as described in clause 1
FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA
FATCA Exempt Party means a party that is entitled to receive payments free from any FATCA Deduction
Final Repayment Date means 5 (five) years after the Utilisation Date
Finance Document means this letter, each Security Document, the Subordination Deed, each Duty of Care Deed, each Hedging Arrangement, each Compliance Certificate and each other document designated as such by the Lender and the Borrower
Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(c)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(d)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(e)	any amount raised under any other transaction (including, without limitation, any forward sale or purchase agreement) having the commercial effect of a borrowing;

(f)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

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(h)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (g) above
GAAP means generally accepted accounting principles in the country of incorporation of the Borrower
Hedging Arrangement means any interest rate management agreement or arrangement entered into by the Borrower to hedge its floating rate interest payment obligations under this letter
Holding Company means in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary
Insurances means all contracts or policies of insurance in which the Borrower has an interest
Interest Payment Date means:

(a)	31 July 2013 and then quarterly thereafter; and
(b)    the Final Repayment Date

Interest Period means in relation to the Loan each period determined in accordance with clause 8.2 and, in relation to any sum due and payable but unpaid by the Borrower under the Finance Documents, each period determined in accordance with clause 8.4
ITA means the Income Tax Act 2007
Legal Charge means a charge by way of legal mortgage of the Property executed or to be executed by the Borrower in favour of the Lender
Lender means Santander UK plc
LIBOR means in relation to the Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or period of that Loan) the rate (rounded upwards to four decimal places) quoted by leading banks to the Lender in the London Interbank Market, as of 11.00 am on the first day of an Interest Period for the offering of deposits in the currency of that Loan and for a period comparable to such Interest Period for that Loan
LIBOR Break Costs means the amount (if any) by which:

(a)
the interest (excluding Margin) which the Lender should have received for the period from the date of receipt of all or any part of the Loan or Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period exceeds:

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period,

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Provided that if the LIBOR Break Costs as calculated above should be a negative figure, that figure shall be a LIBOR Break Gain
Loan means the principal amount of the borrowing by the Borrower made or to be made under the Facility or the principal amount outstanding for the time being of that borrowing
Management Agreement means the management agreement entered into between the Borrower and the Managing Agent in a form and substance satisfactory to the Lender
Managing Agent means a managing agent of the Property or other person having authority to collect the Rental Income in respect of the Property, in each case approved by the Lender (such approval not to be unreasonably withheld, delayed or conditioned)
Mandatory Cost means the cost to the Lender of compliance with the requirements of the Bank of England and/or the Financial Services Authority (or, in each case, any other authority which replaces all or any of its functions) or the requirements of the European Central Bank, calculated by the Lender and expressed as a percentage rate per annum
Margin means 2.8 per cent per annum
Market Value means the market value (as defined in the Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors from time to time)
Material Adverse Effect means, in the opinion of the Lender, a material adverse effect on:

(a)	the business, assets or financial condition of the Borrower; and/or

(b)	the ability of the Borrower to perform any of its obligations under the Finance Documents to which it is a party; and/or

(c)	the value or enforceability of the Security created by the Security Documents
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end provided that the rules in (a), (b) and (c) above will only apply to the last Month of any period
Net Rental Income means Rental Income less amounts properly deducted by the Managing Agent in accordance with the Management Agreement, in respect of repairs, insurance, management and other professional fees in relation to the Property

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Occupational Lease means any agreement for lease or for licence or any occupational lease or licence to which the Property may be subject from time to time
Permitted Security means:

(a)	any Security granted in favour of the Lender;

(b)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by the Borrower;

(c)	any netting or set off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(d)
any Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Borrower in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by the Borrower; or

(e)	any Security permitted by the Lender in writing
Property means Everything Everywhere Call Centre, Rhyd-Y-Car Business Park, Merthyr Tydfil (CF48 1DH) - title numbers CYM3350 and WA989029
Qualifying Lender means:

(a)
the Lender provided that it is (on the date a payment falls due) within the charge to United Kingdom corporation tax as respects that payment and is the Lender in respect of an advance made by a person that was a bank (as defined in section 879 of the ITA) at the time that advance was made; or

(b)	the Lender which is:
(i)    a company resident in the United Kingdom for United Kingdom tax purposes;
(ii)    a partnership each member of which is:
(A)    a company so resident in the United Kingdom; or

(B)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which is required to bring into account in computing its chargeable profits (within the meaning of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act;

(iii)
a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

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(c)
a building society authorised under the Building Societies Act 1986 and which is entitled to receive interest payable to it under this letter without deduction of tax pursuant to section 880 of the ITA

Quarter means each consecutive three month period ending on an Interest Payment Date save that the first such period shall commence on the Utilisation Date and end on the first Interest Payment Date thereafter
Relevant Jurisdiction means, in relation to the Borrower:

(a)	its jurisdiction of incorporation or (in the case of an individual) the jurisdiction in which it is resident

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security to be created by it pursuant to the Security Documents is situated

(c)	any jurisdiction where it conducts its business and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it
Relevant Period means:

(a)	in respect of each Interest Payment Date occurring in the 12 month period from the Utilisation Date, the period from the Utilisation Date to that Interest Payment Date; and

(b)	thereafter, each 12 month period ending on an Interest Payment Date
Rent Account means the account referred to in clause 9.1 and any account which replaces it from time to time with the prior written consent of the Lender
Rental Income means the aggregate of all amounts payable to, or for the benefit or account of, the Borrower in connection with the letting or permitted third party occupation or use of the whole or any part of the Property, including each of the following amounts:

(a)	rent, licence fees and equivalent amounts paid or payable;

(b)	any sum received or receivable from any deposit held as security for performance of a tenant's obligations;

(c)
any other moneys paid or payable in respect of occupation and/or usage of the Property and any fixture and fitting on the Property including any fixture or fitting on the Property for display or advertisement, on licence or otherwise;

(d)	any sum paid or payable under any policy of insurance in respect of loss of rent or interest on rent;

(e)	any sum paid or payable, or the value of any consideration given, for the grant, surrender, amendment, supplement or extension of any Occupational Lease;

(f)	any sum paid or payable in respect of a breach of covenant or dilapidations under any Occupational Lease;

(g)	any sum paid or payable by or distribution received or receivable from any guarantor of any occupational tenant under any Occupational Lease;

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(h)	any Tenant Contributions; and

(i)
any interest paid or payable on, and any damages, compensation or settlement paid or payable in respect of, any sum referred to above less any related fees and expenses incurred (which have not been reimbursed by another person) by the Borrower

Repeating Representations means each of the representations in clause 15.1 to clause 15.10 (inclusive)
Reports means the Certificate of Title and the initial Valuation referred to in Schedule 2 and any other third party reports and assessments referred to in paragraph 4 of Schedule 2
Reservations means:

(a)	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

(b)
the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(c)	the time barring of claims under the Limitation Acts;

(d)	the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void;

(e)	defences of set off or counter-claim; and

(f)	similar principles and similar matters arising under the laws of any foreign jurisdictions in which the relevant obligations may have to be performed
Screen Rate means, in relation to LIBOR, the British Bankers' Association Interest Settlement Rate for Sterling and the relevant period displayed on the relevant page of the Reuters screen save that if the agreed page is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrower
Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect
Security Document means the Legal Charge, the Charge Over Deposit and any other document which confers Security on the Lender or constitutes a guarantee, indemnity or other assurance in favour of the Lender in respect of liabilities of the Borrower in connection with the Finance Documents and any other document designated as such by the Lender and the Borrower
Shareholder means ARC Global Holdco, LLC (registered in the State of Delaware)
Sterling and £ means the lawful currency of the United Kingdom
Subordinated Creditor means ARC Global Holdco, LLC (a limited liability company incorporated in the state of Delaware)
Subordinated Loans means at any time the aggregate of any loans outstanding to the Subordinated Creditor from the Borrower

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Subordination Deed means a subordination deed executed or to be executed by the Borrower and the Subordinated Creditor in favour of the Lender in connection with the Facility Letter
Subsidiary means a subsidiary undertaking within the meaning of section 1162 of the Companies Act 2006
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction
Taxes Act means the Income and Corporation Taxes Act 1988
Tenant Contributions means any amount paid or payable to the Borrower by any tenant under an Occupational Lease or any other occupier of the Property, by way of:

(a)	contribution to:

(i)	ground rent;

(ii)	insurance premia;

(iii)	the cost of an insurance valuation;

(iv)
a service or other charge in respect of the Borrower's costs in connection with any management, repair, maintenance or similar obligation or in providing services to a tenant of, or with respect to, the Property; or

(v)	a reserve or sinking fund; or

(b)	VAT.
Utilisation Date means the date on which the Loan is, or is to be, made
Valuation means a valuation report by the Valuer addressed to the Lender, containing in particular a valuation of the Property on the basis of the market value in accordance with the Statements of Asset Valuation Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors from time to time
Valuer means Savills or such other surveyor or valuer as may be appointed or approved by the Lender from time to time
VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature which may be imposed from time to time
Construction

1	Any reference in this letter to:

1.1	assets includes present and future property, revenues and rights of every description;

1.2	this letter, a Finance Document or any other agreement or instrument is a reference to this letter, that Finance Document or that other agreement or instrument as the same may have

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been, or may from time to time be, amended, novated, replaced, restated, supplemented or varied provided that, where the consent of the Lender is required pursuant to any Finance Document or otherwise to such amendment, novation, replacement, restatement, supplement or variation, such consent has been obtained;

1.3	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

1.4	a guarantee includes any guarantee, indemnity, counter indemnity or other assurance in respect of the indebtedness of any person;

1.5
a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

1.6
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of the law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

1.7	a reference to determines or determined means a determination made in the absolute discretion of the person making the determination;

1.8	a provision of law is a reference to that provision as amended or re-enacted;

1.9
any provision in the CML Lenders' Handbook shall be treated (where and when applicable) as being a reference to the corresponding provision (or provisions) that most nearly corresponds to it in any amendment to or replacement of the CML Lenders' Handbook as at the date of this letter;

1.10	a clause number is to a clause in this letter and a reference to a paragraph number is to a paragraph of the relevant schedule in which that reference appears, unless specified otherwise; and

1.11	the masculine shall include the feminine.

2	Clause and schedule headings are for ease of reference only.

3	A Default is continuing if it has not been remedied or waived.

4	A reference in this letter to any person includes that person's successors and (in the case of the Lender only) its permitted assignees and transferees.

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Schedule 2
Conditions precedent

1	The Borrower

1.1	A copy of the constitutional documents of the Borrower.

1.2	A copy of a resolution of the board of directors of the Borrower approving the Finance Documents to which it is a party and authorising their execution.

1.3	A specimen of the signature by each person authorised by the resolutions referred to in paragraph 1.2 above.

2	Financial Information

2.1	A copy of the most recent financial statements of any material tenant of the Property.

2.2	Evidence and details of funding (if any) in respect of the balance of the purchase price of the Property provided other than under this letter.

2.3
Written confirmation addressed to the Lender from the Borrower's solicitors that they are holding £4,000,000 (being the balance of the purchase price for the Property) and that immediately on utilisation of the Facility they will apply such sum and the Loan immediately in completion of the purchase of the Property.

3	Insurance
Evidence of the extent and level of insurance cover in force (including the extent and level of insurance cover in respect of acts of terrorism), that the insurance accords with the terms of this letter and the Legal Charge and that the Lender is either joint insured or noted on each relevant policy as mortgagee and loss payee.

4	Valuation
The initial Valuation in a form and substance satisfactory to the Lender confirming that:

(a)	the maximum amount of the Facility (as shown in clause 1) does not exceed 50% of the Market Value; and

(b)	the Annual Rent for the 12 months immediately following the Utilisation Date is not less than 200% of Annual Interest Costs for such period.

5	Property

5.1	A Certificate of Title in respect of the Property.

5.2
An undertaking from the Borrower's solicitors in relation to the payment of SDLT, the title deeds to the Property, the Occupational Lease and registration of the Security Documents and the form RX1 at the Land Registry.

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5.3	A completed Land Registry application form RX1.

5.4	An effective discharge of all Security affecting the Property and all other Security affecting any other assets the subject of the Security Documents.

5.5	If applicable, a copy of the completion statement prepared by the vendor's solicitors.

5.6	In respect of each subsisting Occupational Lease:

(a)	a rental authority letter from the vendor of the Property addressed to the tenant(s); and

(b)	copy rent receipts or other evidence of receipt of rent by the vendor of the Property.

5.7	A copy of all consents (if any) required for the transfer of the Property to the Borrower and the charging of the Property by the Borrower.

5.8	Confirmation from the Valuer that it has received the Certificate of Title and specifying any resulting alteration to the initial Valuation.

5.9	A copy of the Inland Revenue land transaction return in connection with the Property signed by the Borrower.

6	Rent Account
Evidence that the Rent Account has been opened.

7	Finance Documents

7.1	A duly completed notice in accordance with clause 5.

7.2	This letter accepted by the Borrower.

7.3	The Legal Charge executed by the Borrower.

7.4	The Charge Over Deposit executed by the Borrower.

7.5	Hedging arrangements in accordance with clause 8.6.

7.6	The Subordination Deed executed by the parties thereto.

8	Managing Agent

8.1	The Management Agreement executed by Moor Park Capital Partners LLP and the Borrower.

8.2	Evidence of the Managing Agent's professional indemnity insurance cover.

8.3	The Duty of Care Deed executed by the Managing Agent, the Lender and the Borrower.

9	Legal opinions
The following legal opinions, each addressed to the Lender a legal opinion of Proskauer Rose LLP, legal advisers to the Lender as to Delaware law in substantially in the form provided to the Lender prior to execution and delivery of this letter.

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10	Miscellaneous

10.1	Evidence that Moor Park Capital Partners LLP has accepted its appointment as process agent for the Borrower.

10.2	Evidence that all relevant fees, costs and expenses pursuant to clauses 10 and 14.1(a) have been paid or will be paid on the Utilisation Date.

10.3
A copy of any Authorisation or other document, opinion or assurance which the Lender considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

10.4
A copy of the Borrower's VAT registration certificate and evidence that it has elected to waive the exemption in relation to the Property and that that election has been acknowledged by HM Revenue & Customs.

10.5	Such information and documentation as the Lender may require in order to comply with its "know your customer" procedures.

10.6
Confirmation from the Lender that the Borrower has placed the Deposit in the Charged Account in cleared funds or that the Deposit is held to the order of the Lender pursuant to an unconditional undertaking from the Borrower’s solicitors to transfer the Deposit into the Charged Account within one Business Day of the Utilisation Date.

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Schedule 3
Form of Compliance Certificate
To:    Santander UK plc
From:    ARC EEMTRUK001 LLC
Dated:

Dear Sirs
ARC EEMTRUK001 LLC – Facility Letter dated ¨ 2013 (Facility Letter)

1
We/I refer to the Facility Letter. This is a Compliance Certificate. Terms defined in the Facility Letter have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We/I confirm that:

(a)	in respect of the period commencing on ¨ and ending on ¨ (being the most recent Interest Payment Date) Annual Rent is not less than 200 per cent of Annual Interest Costs; and

(b)	as at ¨ (being the most recent Interest Payment Date), the Loan is not greater than 65 per cent of the Market Value of the Property.

3	We confirm that no Default is continuing.

Signed:    ………………………………………..
Authorised Signatory of
ARC EEMTRUK001 LLC